Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-8003, 333-133266, as amended, and 333-170405) of Caterpillar Inc. of our report dated June 26, 2012 relating to the financial statements of the Caterpillar Inc. Tax Deferred Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 26, 2012